Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), by and between nCino, Inc., a Delaware corporation (the “Company”), and Pierre Naude (“You” or “Your”) (each, a “Party” and collectively, the “Parties”), is entered into and effective as of July 6, 2020 (the “Effective Date”).

WHEREAS, You are an employee of the Company;

WHEREAS, the Parties desire to enter into this Agreement, as an amendment and restatement to the Compensation Agreement, effective as of October 25, 2017 between the Company and You (the “Prior Agreement”), to express the terms and conditions of Your continued employment with the Company (or any of its affiliates) as described herein; and

WHEREAS, as a condition to and as consideration for the Company’s entry into this Agreement, including the enhanced severance benefits provided hereunder, You desire and agree to enter into the Amended and Restated Non-Disclosure, Restrictive Covenants and Assignment of Inventions Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, the Parties agree as follows:

1.    At-Will Employment. This Agreement does not create a contract for employment for a definite period or a contract for any particular benefits. Your employment with the Company shall be and remain at all times an at-will relationship. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without Cause, and with or without notice. The period from the Effective Date through the date of the termination of Your employment hereunder is referred to herein as the “Term.”

2.    Positions and Authority. You shall serve in the positions of President and Chief Executive Officer of the Company, or in such other positions as the Parties may agree. On the Effective Date, You shall continue to serve as a member of the Board of Directors of the Company (the “Board”) and, during Your service as President and Chief Executive Officer, the Company shall cause You to be nominated for election as a member of the Board. You agree to serve in the officer positions referred to in this Section 2 and continue to serve as a director of the Company, if elected or reelected by the stockholders of the Company, and to perform diligently and to the best of Your abilities the duties and services pertaining to such offices as set forth in the Bylaws of the Company, as well as such additional duties and services appropriate to such offices that the Parties may agree upon from time to time. Upon the Effective Date, Your principal place of work shall be located in Wilmington, North Carolina, subject to business travel as reasonably necessary in the performance of Your duties for the Company.

During the Term, You shall devote Your full business time and efforts to the business and affairs of the Company and its subsidiaries, provided that You shall be entitled to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage Your personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Your duties and responsibilities hereunder. You shall not become a director of any for profit entity without first receiving the approval of the Nominating and Corporate Governance Committee of the Board.

3.    Compensation and Benefits.

(a)    Base Salary. As compensation for Your performance of Your duties hereunder, Company shall pay to You an initial Base Salary of $430,000 per year, payable in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed for increases but not decreases by the Compensation Committee of the Board (the “Compensation Committee”) in good faith, based upon the Company’s and Your performance and the Company’s pay philosophy, not less often than annually. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

(b)    Annual Incentive Compensation. During the Term, You shall be eligible to participate in the annual cash bonus program maintained for senior executive officers of the Company (the “Annual Incentive Program”), with an initial target annual bonus opportunity equal to 100% of Base Salary. The actual amount of the annual bonus earned by and payable to You for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time. Each bonus paid under the Annual Incentive Program shall be paid to You no later than two and a half months following the fiscal year in which the bonus is earned. Except as provided in Section 4, Your right to a bonus under the Annual Incentive Program is subject to Your continued employment with the Company through the applicable payment date of the bonus.

(c)    Equity Incentive Program. During the Term, You shall be eligible to participate in the equity incentive program maintained for senior executive officers of the Company (the “Equity Incentive Program”), with an Equity Incentive Program target opportunity and equity vehicles determined by the Compensation Committee for each year of participation thereunder.

(d)    Employee Benefits and Perquisites. During the Term, You shall be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management, upon Your satisfaction of the eligibility or participation criteria therefor. The Company reserves the right to modify or terminate employee benefits and perquisites at its discretion.

(e)    Business Expenses. Subject to Section 23, You shall be reimbursed for reasonable travel and other expenses incurred in the performance of Your duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time

4.    Compensation Upon Termination. Subject to the terms and conditions of this Agreement:

(a)    Death. If Your employment with the Company (or any of its affiliates) is terminated as a result of Your death, the Company shall pay Your estate, or as may be directed by the legal representatives of Your estate, (i) Your Base Salary due through the date of termination, and (ii) a pro rata portion of Your annual cash bonus for the fiscal year of termination, with such bonus based on actual performance results for the fiscal year of termination and pro-rated for the portion of the year during which You were employed by the Company and such bonus payable at the same time bonuses are paid to executive officers of the Company (but in any event no later than two and a half months following the fiscal year in which the bonus is earned).

(b)    Disability. If Your employment with the Company (or any of its affiliates) is terminated by the Company as a result of You being substantially unable to perform the essential functions of Your then-current position with the Company (or any of its affiliates) by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three (3) consecutive months (provided that until such termination, You shall continue to receive Your then-current compensation and benefits, reduced by any benefits payable to You under any disability insurance policy or plan applicable You), the Company shall pay You (i) Your Base Salary due through the date of termination, and (ii) a pro rata portion of Your annual cash bonus for the fiscal year of termination, with such bonus based on actual performance results for the fiscal year of termination and pro-rated for the portion of the year during which You were employed by the Company and such bonus payable at the same time bonuses are paid to executive officers of the Company (but in any event no later than two and a half months following the fiscal year in which the bonus is earned); provided, that payments so made to You with respect to any period that You are substantially unable to perform the essential functions of Your then-current position with the Company (or any of its affiliates) by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to You by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.

(c)    Termination by the Company for Cause or by You without Good Reason. If the Company (or any of its affiliates) terminates Your employment for Cause or You terminate Your employment without Good Reason, the Company shall pay You Your Base Salary due through the date of termination and shall have no further obligations to You.

(d)    Termination by the Company without Cause or by You with Good Reason Prior to or More Than One Year Following a Change in Control. If (i) the Company (or any of its affiliates) terminates Your employment without Cause, or (ii) You terminate Your employment for Good Reason, in either case, prior to or more than one (1) year following a Change in Control, then the Company shall:

(A)    pay You (i) Your Base Salary due through the date of termination, (ii) an amount equal to one (1) times Your then-current annual Base Salary, such amount paid in substantially equal installments as of the last day of each month during the twelve (12) month period commencing on Your date of termination (the “Severance Period”), with the first installment paid within sixty (60) days following Your termination of employment and such first installment including such amounts as would have otherwise been paid during the period beginning on the date of Your termination of employment and ending on such payment date, and (iii) a pro rata portion of Your annual cash bonus for the fiscal year of termination, with such bonus based on actual performance results for the fiscal year of termination and pro-rated for the portion of the year during which You were employed by the Company and such bonus payable at the same time bonuses are paid to executive officers of the Company (but in any event no later than two and a half months following the fiscal year in which the bonus is earned); provided, however, that if the conditions of Section 5 have not been met upon the date(s) that any payment is or payments are due pursuant to clauses (ii) and (iii) under this Section 4(d)(A), such payment(s) will not be made upon the date specified above, and such withheld payment(s) will instead be made, subject to Section 23, on the first payroll date following the effective date of the Separation & Release Agreement.

(B)    reimburse You, on a monthly basis, for any COBRA premiums You pay for You and any of Your dependents during the Severance Period (less the amount of any premium amount that would have been payable by You for such coverage, if any, if You had been actively employed by the Company), if and to the extent You and/or Your eligible dependents are entitled to and elect COBRA continuation coverage under the Company’s major medical group plan in which You and/or Your dependents participated immediately prior to the date of termination, provided, however, that (i) notwithstanding anything in this subsection to the contrary, all other terms and provisions of the Company major medical group plan governing Your rights and Your dependent’s rights under COBRA shall apply, (ii) payments pursuant to this Section 4(d)(B) shall cease earlier than the expiration of the Severance Period if You become eligible to receive health benefits pursuant to a plan maintained by a subsequent employer, including through a spouse’s employer, during such period, and You shall promptly notify the Company of Your becoming eligible for such coverage, (iii) amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to You or the Company under either Code §105(h) or the Patient Protection and Affordable Care Act of 2010 and (iv) if the conditions of Section 5 have not been met upon the date(s) that any reimbursement is or reimbursements are due pursuant to this Section 4(d)(B), such reimbursement(s) will not be made until the conditions of Section 5 have been met, and any such withheld reimbursement(s) will instead be made, subject to Section 23, on the first payroll date following the effective date of the Separation & Release Agreement; and

(C)    if Your termination occurs before a Change in Control has occurred, cause any equity awards outstanding as of the Effective Date, including but not limited to, options to purchase common stock of the Company and restricted stock units, if any, then held by You to remain outstanding and be forfeited without consideration on the six (6) month anniversary of such termination unless a Change in Control occurs within such six (6) month period, in which case, such outstanding awards will be fully vested and exercisable immediately prior to such Change in Control (with You having ninety (90) days following such Change in Control to exercise such vested stock options if such options remain outstanding following such Change in Control).

(e)    Termination by the Company without Cause or by You with Good Reason On or Prior to the One Year Anniversary of a Change in Control. If (i) the Company (or any of its affiliates) terminates Your employment without Cause, or (ii) You terminate Your employment for Good Reason, in each case, on or prior to the one (1) year anniversary of a Change in Control (a “CIC Qualifying Termination”), then, in lieu of the benefits set forth in Section 4(d), the Company shall:

(A)    pay You (i) Your Base Salary due through the date of termination, and (ii) an aggregate amount equal to one and a half (1.5) times the sum of (x) Your then-current annual Base Salary and (y) Your target annual cash bonus for the fiscal year of termination (provided, that if Your termination occurs prior to the date on which target annual bonuses are determined for the fiscal year of termination, Your target annual bonus shall be based on the target annual bonus established for the fiscal year preceding the fiscal year of termination), in substantially equal installments as of the last day of each month during the eighteen (18) month period commencing on Your date of termination (the “CIC Severance Period”), with the first installment paid within sixty (60) days following Your termination of employment and such first installment including such amounts as would have otherwise been paid during the period beginning on the date of Your termination of employment and ending on such payment date; provided, however, that if the conditions of Section 5 have not been met upon the date(s) that any payment is or payments are due pursuant to clause (ii) under this Section 4(e)(A), such payment(s) will not be made upon the date specified above, and such withheld payment(s) will instead be made, subject to Section 23, on the first payroll date following the effective date of the Separation & Release Agreement; and

(B)    reimburse You, on a monthly basis, for any COBRA premiums You pay for You and any of Your dependents during the CIC Severance Period (less the amount of any premium amount that would have been payable by You for such coverage, if any, if You had been actively employed by the Company), if and to the extent You and/or Your eligible dependents are entitled to and elect COBRA continuation coverage under the Company’s major medical group plan in which You and/or Your dependents participated immediately prior to the date of termination, provided, however, that (i) notwithstanding anything in this subsection to the contrary, all other terms and provisions of the Company major medical group plan governing Your rights and Your dependent’s rights under COBRA shall apply, (ii) payments pursuant to this Section 4(e)(B) shall cease earlier than the expiration of the Severance Period if You become eligible to receive health benefits pursuant to a plan maintained by a subsequent employer, including through a spouse’s employer, during such period, and You shall promptly notify the Company of Your becoming eligible for such coverage, (iii) amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to You or the Company under either Code §105(h) or the Patient Protection and Affordable Care Act of 2010 and (iv) if the conditions of Section 5 have not been met upon the date(s) that any reimbursement is or reimbursements are due pursuant to this Section 4(e)(B), such reimbursement(s) will not be made until the conditions of Section 5 have been met, and any such withheld reimbursement(s) will instead be made, subject to Section 23, on the first payroll date following the effective date of the Separation & Release Agreement.

5.    Release Obligations; No Other Severance. The Company’s obligation to pay You the separation payments set forth in Section 4(d) and Section 4(e) (excluding, in either case, Your Base Salary due through the date of termination) shall be conditioned upon Your execution and non-revocation, within the timeframe specified by the Company (but no later than fifty two (52) days following Your date of termination), and compliance with, a valid and binding separation and release agreement (the “Separation & Release Agreement”) in the Company’s customary form. You hereby acknowledge and agree that, other than the severance payments and benefits described in this Agreement, upon the effective date of the termination of Your employment, You shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all of Your other rights to compensation shall end as of such date, except as set forth in this Agreement.

6.    Change in Control Vesting. Effective immediately prior to a Change in Control, all equity awards outstanding as of the Effective Date, including but not limited to, options to purchase common stock of the Company, shares of restricted stock, and restricted stock units, if any, then held by You will be fully vested and exercisable. Unless otherwise expressly provided for in an equity award agreement, any equity awards granted following the Effective Date, including but not limited to, options to purchase common stock of the Company, shares of restricted stock, and restricted stock units, if any, then held by You will be fully vested and exercisable in full in the event of Your CIC Qualifying Termination, with the level of performance achieved for any performance-based equity awards and the timing of settlement for any equity awards specified in the underlying equity award agreements.

7.    Section 280G. Notwithstanding anything to the contrary in this Agreement, You expressly agree that if the payments and benefits provided for in this Agreement or any other payments and benefits which You have the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (i) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Your “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by You shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax result to You. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A and then reducing any Payments subject to Section 409A in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee or its designee in good faith, which determination will be conclusive and binding upon You and the Company for all purposes. In making such determination, the Compensation Committee or its designee may engage the services of accountants or other professional advisors, and may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code (including but not limited to Sections 280G and 4999). If a reduced Payment is made or provided and, through error or otherwise, that

Payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Your base amount, then You shall immediately repay such excess to the Company.

8.    Withholding. All payments made pursuant to this Agreement will be subject to applicable withholdings, including such federal, state, and local income and payroll taxes as the Company determines are required to be withheld pursuant to applicable law.

9.    Definitions.

(a)    “Cause” means (i) the indictment or conviction of, or plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the commission of any other act or omission involving dishonesty or fraud by You or at Your direction with respect to, and materially adversely affecting the business affairs of, the Company or any of its affiliates or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute that causes (or could reasonably be expected to cause) substantial injury to the business, reputation and/or operations of the Company or such affiliates, (iii) substantial and repeated failure or refusal to perform duties of the office held by You as reasonably directed by the Company (other than any such failure resulting from Your incapacity due to injury or illness), and such failure is not cured within thirty (30) days after You receive written notice thereof from the Company that specifically identifies the manner in which the Company believes You have not substantially performed Your duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates that causes (or could reasonably be expected to cause) substantial injury to the business, reputation and/or operations of the Company or such affiliate, or (v) any material breach of the policies of the Company (as set forth in the manuals or statements of policy of the Company), this Agreement or the Covenants Agreement (defined below). For purposes of this provision, no act or failure to act on Your part shall be considered “willful” unless it is done, or omitted to be done, by You in bad faith or without reasonable belief that Your action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by You in good faith and in the best interests of the Company. If, within thirty (30) days subsequent to Your termination for any reason, it is discovered that Your employment could have been terminated for Cause, as determined by the Board in its good faith, Your employment will be deemed to have been terminated for Cause for all purposes under this Agreement, You will be required to disgorge to the Company all amounts received by You pursuant to this Agreement on account of such termination that would not have been payable to You had such termination been by the Company for Cause, and the Company will be released from any further obligation to provide any You with any separation payments or benefits of any kind.

(b)    “Change in Control” shall have the same meaning as set forth in the nCino, Inc. 2019 Equity Incentive Plan, as amended and restated effective immediately prior to the completion of the Company’s initial public offering or, solely with respect to equity awards outstanding as of the Effective Date, the equity plan and related award agreements pursuant to which such awards were granted.

(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Good Reason” shall exist if (i) the Company, without Your written consent (a) materially reduces Your authority, duties, or responsibilities from those applicable to You as of the Effective Date (including, following a Change in Control, any failure of the parent corporation of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, to offer You a position with such parent corporation or a subsidiary thereof involving the same or substantially equivalent duties as Your then-current position with the Company), (b) materially reduces Your Base Salary or target annual cash bonus (excluding any reduction as part of an across-the-board reduction in base salaries and target annual bonuses of all Company executive officers so long as the percentage reduction in Your Base Salary and target annual cash bonus is not greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officer’s reduction in salary and target annual cash bonus and, in the event such reduction is later mitigated for other executive officers, Your Base Salary and target annual cash bonus is then increased by the same percentage applicable to other executive officers), or (c) requires You to relocate to a place more than 50 miles from Wilmington, North Carolina to perform Your duties; (ii) You provide written notice to the Company of such action within ninety (90) days of the occurrence thereof and provide the Company with thirty (30) days to remedy such action from the notice date (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) You elect to resign within thirty (30) days of the expiration of the Cure Period.

(e)    “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

10.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any prior communications, agreements or understandings, whether oral or written, between You and the Company (including, without limitation, the Prior Agreement) relating to the subject matter of this Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

11.    Covenants Agreement. By execution of this Agreement, the Parties acknowledge the validity and effectiveness of the (i) Amended and Restated Non-Disclosure, Restrictive Covenants and Assignment of Inventions Agreement, and (ii) Acknowledgement and Agreement (collectively, the “Covenants Agreement”) entered into by You with the Company. Notwithstanding anything in this Agreement or any other agreement to the contrary, You understand that nothing contained in this Agreement or any other agreement limits Your ability to report possible violations of law or regulation to or file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor any other Agreement limits Your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (i) You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose a trade secret to Your attorney and use the trade secret information in the court proceeding, if You file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

12.    Governing Law, Jurisdiction and Venue. The laws of the State of North Carolina will govern this Agreement. If North Carolina’s conflict of law rules would apply another state’s laws, the Parties agree that North Carolina law will still govern. You agree that any claim arising out of or relating to this Agreement will be brought exclusively in a state or federal court of competent jurisdiction in North Carolina. You consent to the personal jurisdiction of the state and/or federal courts located in North Carolina. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

13.    Waiver. The Company’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement will not act as a waiver of any other breach.

14.    Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will remain in full force and effect.

15.    Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

16.    Successors and Assigns. This Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns. You may not assign, delegate or otherwise transfer any of Your rights, interests or obligations in this Agreement without the prior written approval of the Company.

17.    Survival. Sections 4, 5, and 7 through 23, and such other provisions hereof as may so indicate shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Term.

18.    Notices. Any notice provided for in this Agreement must be in writing and will be deemed validly given (i) on the date it is actually delivered by personal delivery of such notice, (ii) one (1) business day after its deposit in the custody of Federal Express or other reputable courier service regularly providing evidence of delivery (with next business day delivery charges paid by the Party sending the notice), (iii) three (3) business days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested, or (iv) one (1) business day after transmission by facsimile or a PDF or similar attachment to an email, provided that such facsimile or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a Party shall be addressed at the address set forth below (subject to the right of a Party to designate a different address for itself by notice similarly given):

If to the Company:

nCino, Inc.

6770 Parker Farm Drive, Suite 300

Wilmington, NC 28405

Attention: Chair of the Compensation Committee

If to You:

At the most recent address on file with the Company

19.    Indemnification. While serving as an executive officer of the Company, the Company agrees that it shall indemnify You and provide You with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to Board members and other most senior executive officers of the Company

20.    No Conflict. You represent and warrant that You are not bound by any employment contract, restrictive covenant, or other restriction preventing You from carrying out Your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. You further represent and warrant that You shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

21.    Clawbacks. The payments to You pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

22.    Company Policies. You shall be subject to additional Company policies as they may exist from time-to-time, including policies regarding trading of securities.

23.    Section 409A. The Parties intend that this Agreement and the payments made hereunder will be exempt from, or if not so exempt, comply with, the requirements of Section 409A, and shall be interpreted and construed consistently with such intent. Without limiting the foregoing, the separation payments and benefits to You pursuant to Section 4(d) and Section 4(e) this Agreement are intended to be exempt from Section 409A to the maximum extent possible, as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4) or payments made pursuant to a separation pay plan pursuant to Treasury Regulation §1.409A-1(b)(9). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. To the extent any amounts under this Agreement are payable by reference to Your “termination of employment,” such term and similar terms shall be deemed to refer to Your “separation from service,” within the meaning of Section 409A (after giving effect to the presumptions contained therein) with respect to any payments that are subject to Section 409A. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation within the meaning of Section 409A, then (i) each such payment which is conditioned upon Your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if You are a specified employee (within the meaning of Section 409A) as of the date of Your separation from service, each such payment that is payable upon Your separation from service and would have been paid prior to the six-month anniversary of Your separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Your separation from service or (B) the date of Your death. You hereby agree to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A. Any reimbursement payable to You pursuant to this Agreement shall be conditioned on the submission by You of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to You within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which You incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. To the extent that any amount payable hereunder is deemed to be a substitute for a payment provided under another agreement with You, then the amount payable hereunder shall be paid at the same time and in the same form as such substituted payment to the extent required to comply with Section 409A. In the event the terms of this Agreement would subject You to taxes or penalties under Section 409A (“409A Penalties”), the Company and You shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, but in no event will the Company be liable for any additional tax, interest or penalties that may be imposed on You under Section 409A or any damages because a payment pursuant to this Agreement was determined to not be in compliance with Section 409A.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

nCino, Inc.

By:	/s/ Greg Orenstein
Name:	Greg Orenstein
Title:	Chief Corporate Development & Legal Officer and Secretary

/s/ Pierre Naudé Pierre Naude

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